Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AirXpanders, Inc. of our report dated February 27, 2019, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of AirXpanders, Inc. for the year ended December 31, 2018.

/s/SingerLewak LLP

San Jose, California

February 27, 2019